Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “FTP SERIES”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF NOVEMBER, A.D. 2025, AT 3:37 O`CLOCK P.M.

10412975 8100 SR# 20254645736

You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 205404715 Date: 11-24-25

State of Delaware Secretary of State Division of Corporations Delivered 03:37PM11121/2025 FILED 03:37 PM11/21/2025 SR 20254645736 - File Number 10412975

CERTIFICATE OF TRUST
OF
FTP Series

This Certificate of Trust of FTP Series (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is FTP Series.

2. Registered Office; Registered Agent. The address of the Trust’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests (each a “Series”) having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time.

5. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6. Effective Date. This Certificate of Trust shall be effective upon filing.

THE BANK OF NEW YORK MELLON, not individually but solely as Trustee

By:	/s/ Rosalia A. Koopman
	Name:	Rosalia A. Koopman
	Title:	Senior Director